AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
UFOOD FRANCHISE COMPANY

(Pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes)

I, the undersigned President of Axxent Media Corporation, do hereby certify that:

1. The Articles of Incorporation of Axxent Media Corporation are hereby amended and restated in their entirety, effective as of the date of filing hereof with the Secretary of State of the State of Nevada, as follows:

FIRST: The name of the corporation is UFood Franchise Company.

SECOND. The registered office of the corporation in the State of Nevada is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of the corporation. The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this corporation is formed are to engage in any lawful activity, including, but not, limited to the following:

(a) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law;

(b) May at anytime exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized;

(c) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law;

(d) Shall have power to sue and be sued in any court of law or equity;

(e) Shall have power to make contracts;

(f) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country;

(g) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation;

(h) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders;

(i) Shall have power to wind up and dissolve itself, or be wound up or dissolved;

(j) Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document;

(k) Shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired or for any other lawful object;

(l) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any;

(m) Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital, capital surplus, surplus, or other property to fund;

(n) Shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries;

(o) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendments thereof;

(p) Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes; and

(q) Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH.

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is three hundred and ten million (310,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the corporation laws of the State of Nevada, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH. The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, providing that the number of directors shall not be reduced to fewer than one (1).

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The Resident Agent for this corporation shall be VAL-U-CORP SERVICES, INC. The address of the Resident Agent and the registered or statutory address of this corporation in the State of Nevada, shall be: 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701.

EIGHTH. The corporation is to have perpetual existence.

NINTH. In furtherance and not in limitation of the powers conferred by the statute, the Board of Directors is expressly authorized:

(a) Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the corporation;

(b) To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and use to be executed, mortgages and liens upon the real and personal property of this corporation;

(c) By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the corporation, which, to the extent provided in the resolution, or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee, or committees, shall have such name or names as may be stated in the By-Laws of the corporation, or as may be determined from time to time by resolution adopted by the Board of Directors; and

(d) When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the corporation.

TENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ELEVENTH. No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director or Officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

TWELFTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

2. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation is 15,800,000, of which 10,800,000 have voted in favor of the Amended and Restated Articles of Incorporation. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this filing was more than 50% of the outstanding Common Stock.

IN WITNESS WHEREOF, the undersigned, President of the corporation, for the purpose of amending and restating the Articles of Incorporation of Axxent Media Corporation, hereby makes, files and records this Amended and Restated Articles of Incorporation and certifies that it is the act and deed of the corporation and that the facts stated herein are true.

By:	/s/ Brent Hahn
President

Dated: August 17, 2007